Exhibit 10.4

COMMITMENT LETTER

DIP FACILITIES

PERSONAL AND CONFIDENTIAL

December 23, 2011

Aquilex Holdings LLC

3344 Peachtree Road, Suite 2100

Atlanta, GA 30326

Attention: Chief Financial Officer

Ladies and Gentlemen:

Reference is made to that certain restructuring support agreement, dated as of December 23, 2011, by and among Aquilex Holdings LLC (the “Company” or “you”), certain holders of the Company’s 11 1/8% Senior Notes due 2016 (the “Notes,” and such holders, the “Noteholders”) and Royal Bank of Canada, as administrative agent for the Company’s Pre-Petition Credit Facilities (as defined in the Term Sheet) (the “Restructuring Support Agreement”), pursuant to which the parties thereto have agreed, among other things, to (i) support the Pre-Packaged Plan of Reorganization (as defined below) and (ii) enter into a backstop agreement (the “Backstop Agreement”) pursuant to which certain of the Noteholders (collectively, the “Backstop Parties”) have agreed to backstop a rights offering for equity securities of the post-reorganization Company (the “Rights Offering”).

You have advised RBC and RBC Capital Markets1 (acting through such of its affiliates or branches as it deems appropriate, “RBC”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Morgan Stanley Senior Funding, Inc. (“MSSF”, together with RBC and CS, “we,” “us” or the “Commitment Parties”) the Company and certain of the Company’s existing domestic subsidiaries (other than SMS Global, Inc.) are contemplating the filing of cases (the “Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and wish to obtain senior secured superpriority debtor-in-possession financing in connection therewith comprised of $10.0 million revolving facility (the “DIP Revolving Facility”), a $13.2 million letter of credit facility (the “DIP LC Facility”) and $55.0 million roll-up facility having the terms and conditions set forth in the Summary of Principal Terms and Conditions of the DIP Facilities attached hereto as Exhibit A (the “Term Sheet;” this commitment letter, the Term Sheet and the Funding Conditions attached hereto as Exhibit B, collectively, this “Commitment Letter”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet.

[1]	RBC Capital Markets is the global brand name for the corporate and investment banking business of Royal Bank of Canada and its affiliates.

1. Commitments; Titles and Roles.

(a) RBC is pleased to confirm by this Commitment Letter its commitment to you and hereby commits (the “Revolving Commitment”) to provide or cause one or more of its affiliates to provide the full amount of the DIP Revolving Facility in the aggregate principal amount equal to $10.0 million, subject to the terms and conditions set forth herein.

(b) With respect to the DIP LC Facility, (i) RBC is pleased to confirm by this Commitment Letter its commitment to you and hereby commits to provide or cause one or more of its affiliates to provide 56.25% of the DIP LC Facility, (ii) CS is pleased to confirm by this Commitment Letter its commitment to you and hereby commits to provide or cause one or more of its affiliates to provide 11.50% of the DIP LC Facility, and (iii) MSSF is pleased to confirm by this Commitment Letter its commitment to you and hereby commits to provide or cause one or more of its affiliates to provide 32.25% of the DIP LC Facility, in each case, subject to the terms and conditions set forth herein (collectively, the “LC Commitments” and together with the Revolving Commitment, the “Commitments”). The Commitments of RBC, CS and MSSF are several and not joint.

(c) It is agreed that RBC Capital Markets will act as lead arranger and lead bookrunner for the DIP Facilities (collectively, the “Arranger”), and (ii) RBC will act as sole administrative agent and sole collateral agent (in such capacity, the “Administrative Agent”) for the DIP Facilities. You further agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any DIP Lender in connection with the DIP Facilities unless you and we shall so agree.

(d) Our agreements and commitments described herein are subject to the following conditions precedent:

(i) there not having occurred or become known to the Arranger any event, development or circumstance since the date of the Company’s most recently filed 10-Q report filed with the Securities and Exchange Commission that has caused or would reasonably be expected to cause a material adverse change in or affecting the business, financial condition, results of operations, assets, liabilities or value of the Company and its subsidiaries, taken as a whole (other than (A) those events typically resulting from the filing of the Cases, (B) the announcement of the filing of the Cases, (C) those circumstances and events occurring on or after September 1, 2011 relating to the restructuring of the Company’s debt obligations, or (D) those circumstances and events constituting the “Specified Defaults” as defined in each of (x) that certain Forbearance Agreement, dated October 13, 2011 (as amended on November 15, 2011), by and among the Borrower, the Credit Parties, the Pre-Petition Agent and the Pre-Petition Lenders and (y) that certain Forbearance Agreement, dated as of November 15, 2011, by and among the Borrower, the Credit Parties, and each of the beneficial owners and/or investment advisors or managers of discretionary accounts for the holders or beneficial owners of the Notes named therein);

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(ii) each Credit Party having executed and delivered definitive financing documentation with respect to the DIP Facilities (the “DIP Loan Documents”), which shall contain the terms and conditions set forth in the Term Sheet and shall otherwise be in form and substance satisfactory to the Arranger and its counsel;

(iii) the Bankruptcy Court shall have entered, upon motion in form and substance reasonably satisfactory to the Arranger (the “Approval Motion”), on such prior notice as may be reasonably satisfactory to the Arranger, an interim order, in form and substance acceptable to the Arranger in its sole discretion, that, among other things (except to the extent the Arranger otherwise agrees in writing in its sole discretion), (A) approves, and authorizes the debtors to execute and deliver and perform under, the DIP Loan Documents, this Commitment Letter, the Fee Letter, and approves all provisions of each of the foregoing, (B) approves the Roll-Up Facility as part of the DIP Facilities, (C) approves and authorizes the incurrence and payment by the Credit Parties, as debtors-in-possession, of related fees, interest, indemnities and expenses in connection therewith, (D) provides that the Borrower deliver copies of all financial reports delivered to the Administrative Agent under the DIP Facilities to the Second Lien Agent and (E) grants the Arranger, the Administrative Agent and the DIP Lenders (x) superpriority administrative claims, and (y) other customary benefits and protections for a financing of this type (the “Interim Order”). The Interim Order shall be in full force and effect and shall not have been stayed, reversed or vacated, or, without the prior written consent of the Administrative Agent and the Required Lenders, otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Arranger, Administrative Agent and DIP Lenders (as determined in good faith by the Administrative Agent). The Bankruptcy Court shall not have entered any order (including any order approving any debtor-in-possession financing or cash collateral arrangement) that conflicts with or is inconsistent with any of the provisions of the Interim Order in any material respect;

(iv) prior to the commencement of the Cases, the Credit Parties shall have completed, in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any local rules of the Bankruptcy Court and the Restructuring Support Agreement, the prepetition solicitation of votes on, and obtained the acceptances of each solicited class of creditors on, the pre-packaged plan of reorganization that satisfies the definition of the term “Plan” set forth in the Restructuring Support Agreement as in effect on the date hereof, as such pre-packaged plan of reorganization may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Arranger in its sole discretion to the extent such amendment, supplement or modification materially and adversely affects the rights and interests of any or all of the Administrative Agent, the Arranger, the DIP Lenders, each as determined in good faith by the Arranger, together with all exhibits, schedules, annexes, supplements and other attachments thereto that (x) are consistent with the terms of the Plan (as defined in the Restructuring Support Agreement as in effect on the date hereof), (y) do not materially and adversely affect the rights and interests of

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any or all of the Administrative Agent, the Arranger and the DIP Lenders, each as determined in good faith by the Arranger or (z) that are acceptable to the Arranger in its sole discretion (the “Pre-Packaged Plan of Reorganization”);

(v) upon commencement of the Cases, the Credit Parties shall have filed one or more motions, in form and substance reasonably satisfactory to the Arranger for confirmation of the Pre-Packaged Plan of Reorganization, approval of the related disclosure statement and solicitation procedures, approval of the Rights Offering and Rights Offering solicitation procedures, approval of other matters relating to confirmation of the Pre-Packaged Plan of Reorganization and scheduling of a combined confirmation and disclosure statement hearing;

(vi) each of the Restructuring Support Agreement and Backstop Agreement shall be in full force and effect as determined in good faith by the Arranger;

(vii) the Cases shall have commenced on or before February 15, 2012, or such later date to which the Arranger has consented in its sole discretion; and

(viii) the other conditions set forth in the Term Sheet and in the Funding Conditions attached hereto as Exhibit B.

2. Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by us, you agree to pay (or cause to be paid) the fees and expenses set forth in the Term Sheet and in the Fee Letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof.

3. Indemnification.

(a) You hereby agree to indemnify and hold harmless the Arranger, the Administrative Agent, the Commitment Parties, the other DIP Lenders and each of their respective affiliates and all of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the DIP Facilities, the use of the proceeds therefrom and the filing of the cases (the “Transactions”), any of the other transactions contemplated by this Commitment Letter or the Fee Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and which may be brought by you, the Company or any of the Guarantors or any of their respective affiliates or any other party, and to reimburse each Indemnified Person promptly upon demand for all documented out-of-pocket legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will

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be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnified Person; provided, further, however, that any legal fees shall be limited to the reasonable and documented fees and out-of-pocket expenses of one firm of attorneys for all Indemnified Parties taken as a whole (plus one additional local firm of attorneys as may be reasonably necessary) and, in the case of different defenses or an actual or perceived conflict of interest in which an Indemnified Party affected by such different defense or such conflict retains its own counsel, of another firm of counsel for each such Indemnified Party. In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the DIP Facilities contemplated hereby or otherwise in connection with the DIP Facilities. No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons, except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Persons.

(b) You further agree that, without the prior written consent of the Commitment Parties, neither you nor any of your subsidiaries or affiliates will enter into any settlement of a lawsuit, investigation, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, investigation, claim or other proceeding of all Indemnified Persons.

4. Expiration of Commitment. The Commitment will expire at 5:00 p.m., New York City time, on December 23, 2011 unless on or prior to such time you have executed and returned to the Commitment Parties a copy of this Commitment Letter and the Fee Letter. If you do so execute and deliver to the Commitment Parties this Commitment Letter and the Fee Letter, the Commitment Parties agree to hold the Commitment available for you until 5:00 p.m., New York City time, on the earlier of (a) the date that is seven days after the commencement of the Cases and (b) February 15, 2012 (such earlier date, the “Expiration Date”). The Commitment will terminate on the Closing Date, and you agree to rely exclusively on your rights and the commitments set forth in the DIP Loan Documents in respect of all loans and extensions of credit to be made on or after the Closing Date.

5. Confidentiality.

(a) Please note that this Commitment Letter, the Fee Letter and any communications provided by the Commitment Parties or any of their affiliates in connection with the transactions contemplated hereby are exclusively for the information of your Board of Directors and senior management and employees and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (to the extent permitted by applicable law), pursuant to applicable law or compulsory legal process, including without limitation a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative

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body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Sponsor’s (as defined in the Existing Credit Agreement) and Company’s officers, directors, agents and other advisors who are directly involved in the consideration of the DIP Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter, (A) to the office of the U.S. Trustee, to any ad-hoc or statutorily appointed committee of unsecured creditors, and to their respective representatives and professional advisors on a confidential and “need to know” basis, and (B) as part of the Pre-Packaged Plan of Reorganization (including to the Noteholders who are subject to a confidentiality undertaking, the Backstop Parties, the agent and the lenders under the Second Lien Facility (as defined below), and each of their respective representatives and professional advisors), the disclosure statement related thereto, or to the extent required in motions, in form and substance satisfactory to the Arranger in its discretion, to be filed with the Bankruptcy Court solely in connection with obtaining an order of the Bankruptcy Court approving the Company’s execution, delivery and performance of this Commitment Letter, the Fee Letter, the definitive Loan Documents and the Interim Order.

(b) You acknowledge that the Commitment Parties and their respective affiliates (the term “Commitment Parties,” when used in this paragraph, includes all such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party shall use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party shall furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

6. [Reserved].

7. Survival. The provisions related to indemnification, jurisdiction, governing law, waiver of jury trial and confidentiality contained herein shall remain in full force and effect regardless of whether the DIP Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter; provided, however, that your obligations under this Commitment Letter with respect to indemnification shall be superseded by the provisions of the DIP Loan Documents upon the execution and delivery thereof.

8. Choice of Law; Jurisdiction; Waivers.

(a) This Commitment Letter and the rights and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles that would result in the application of any laws other than the laws of the State of New York. The Company for itself and its affiliates agrees that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be

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tried in the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Company agrees to submit to the exclusive jurisdiction of, and to venue in, such court. The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

(b) No DIP Lender will be liable in any respect for any of the obligations or liabilities of any other DIP Lender under this Commitment Letter or arising from or relating to the transactions contemplated hereby.

9. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., “.pdf” or “.tif”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto.

(b) You may not assign any of your rights, or be relieved of or assign any of your obligations hereunder without the prior written consent of the Arranger (and any purported assignment without such consent will be null and void). In connection with any syndication of all or a portion of the Commitment, the rights and obligations of the Commitment Parties hereunder may be assigned, in whole or in part; with the consent of the Borrower (not to be unreasonably withheld) provided that, unless otherwise agreed by the Borrower, no such assignment shall relieve any Commitment Party of its obligations to make the Commitments effective on the Closing Date with respect to the portion of the Commitments so assigned to the extent such assignee fails to become a Lender under the DIP Revolving Facility or DIP LC Facility on the Closing Date (and, if applicable, fund any loans thereunder on the Closing Date).

(c) This Commitment Letter, including the attached Exhibits and Schedules, and the Fee Letter set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Commitment Parties hereunder. This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Commitment Parties and you relating to any debtor-in-possession financing or the transactions contemplated hereby. This Commitment Letter is in addition to the agreements of the parties contained in the Fee Letter.

(d) This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

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(e) You acknowledge that the Commitment Parties may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of such Commitment Party or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention. In addition, you acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions and that each Commitment Party is acting as principal and in its own best interests. You are relying on your own experts and advisors to determine whether the transactions contemplated by this Commitment Letter and the Fee Letter are in your best interests. You agree that each Commitment Party will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services, or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between any Commitment Party on the one hand and you, the Company, or your or their respective stockholders or your or their respective affiliates on the other hand.

(f) You agree that each Commitment Party has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to you and the Borrower; provided that we will submit a copy of any such advertisements to you for your approval, which approval will not be unreasonably withheld.

(g) Each Commitment Party hereby notifies the Company and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each DIP Lender may be required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the name and address of the Company and the Guarantors and other information that will allow the Commitment Parties and each DIP Lender to identify the Company and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each DIP Lender.

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Leslie P. Vowell
	Name:	Leslie P. Vowell
	Title:	Attorney-in-Fact

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Megan Kane
Name: Megan Kane
Title: Authorized Signatory

By:	/s/ Didier Siffer
Name: Didier Siffer
Title: Authorized Signatory

Commitment Letter

MORGAN STANLEY SENIOR FUNDING INC.

By:	/s/ Su Yeo
Name: Su Yeo
Title: Vice President

Commitment Letter

Accepted and agreed to as of the date first above written:

AQUILEX HOLDINGS LLC

By: AQUILEX ACQUISITION SUB III, LLC, its sole member

By: AQUILEX HOLDCO, L.P., its sole member

By: AQUILEX HOLDCO GP LLC, its general partner

By: ONTARIO TEACHERS’ PENSION PLAN BOARD, its sole member

By:	/s/ Darren Smart
Name: Darren Smart
Title: Portfolio Manager

Commitment Letter

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

This Summary of Principal Terms and Conditions (this “Term Sheet”) outlines the key terms of the proposed DIP Facilities by and among the Borrower, the Guarantors, the DIP Lenders and the Administrative Agent (in each case, as defined herein).

BORROWER AND GUARANTORS:	Aquilex Holdings LLC (“Aquilex” or the “Borrower”), as debtor and debtor-in-possession under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), jointly administered with the cases (collectively, the “Cases”) of Aquilex Acquisition Sub III, LLC, Aquilex Corporation, Aquilex Finance Corp., Aquilex HydroChem, Inc., Aquilex HydroChem Industrial Cleaning, Inc., Aquilex Specialty Repair and Overhaul, Inc., Aquilex SMS, Inc. and Aquilex WSI, Inc. (each a “Guarantor,” collectively, the “Guarantors,” and, together with Aquilex, the “Debtors” or the “Credit Parties”), in such Bankruptcy Court. The Guarantors shall unconditionally guarantee the obligations of the Borrower under the DIP Facilities, and such guarantees shall be secured by substantially all of the property of each such Guarantor, subject to the Interim Order (as defined herein) or the Final Order (as defined herein), whichever is then in effect and the terms set forth under “Security and Priority” below.

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	Royal Bank of Canada (the “Administrative Agent”).

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER:	RBC Capital Markets (the “Arranger”).[1]

DIP REVOLVING LENDERS AND DIP LC LENDERS:

Royal Bank of Canada will initially be the sole lender with respect to the DIP Revolving Facility (in such capacity the “DIP Revolving Lender”).

Royal Bank of Canada, Credit Suisse AG and Morgan Stanley Senior Funding, Inc. will initially be the sole lenders with respect to the DIP LC Facility (in such capacities, the “DIP LC Lenders”).

PRE-PETITION SECURED FACILITIES:	Senior secured credit facilities (the “Pre-Petition Credit Facilities”) provided pursuant to the Amended and Restated Credit Agreement, dated as of April 1, 2010, by and among Aquilex, as the Borrower,

[1]	RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates.

certain of its related entities, as guarantors, RBC, as administrative agent and collateral agent (the “Pre-Petition Agent”), and the lenders parties thereto (the “Pre-Petition Lenders”) (as amended or otherwise modified prior to the date hereto, the “Pre-Petition Credit Agreement”), which includes a letter of credit subfacility and a swing line subfacility. All loans and other liabilities in respect of the Pre-Petition Credit Facilities shall be referred to herein as the “Pre-Petition Credit Obligations.” All Pre-Petition Credit Obligations are secured by first priority liens and security interests on substantially all of the Debtors’ assets, such liens and security interests (the “Pre-Petition First Priority Liens”) subject, solely with respect to priority, to the Pre-Petition Permitted Encumbrances (as defined herein), if any.

A secured term loan facility (the “Second Lien Facility”) in the amount of $15,000,000 provided pursuant to that certain credit agreement, dated as of November 15, 2011 (all loans and other liabilities in respect of the Second Lien Facility, the “Second Lien Credit Obligations”), by and among the Debtors, U.S. Bank National Association, as administrative agent and collateral agent (the “Second Lien Agent”), and the lenders party thereto (the “Second Lien Lenders”).

DIP FACILITIES:

A senior secured super-priority debtor-in-possession financing (the “DIP Facilities”) to include:

(i)     a $10.0 million senior secured revolving facility (the “DIP Revolving Facility”);

(ii)    a $13.2 million senior secured letter of credit facility (the “DIP LC Facility”; and

(iii)  the Roll-Up Facility.

As used herein, (a) “DIP Obligations” means the loans and other obligations under the DIP Facilities, including, without limitation, the Roll-Up Obligations, (b) “DIP Revolver Obligations” means the loans and other obligations under the DIP Revolving Facility, and (c) “DIP LC Obligations” means the obligations under the DIP LC Facility (the DIP LC Obligations together with the DIP Revolver Obligations, the “DIP Revolver and LC Obligations”).

ROLL-UP FACILITY:	The DIP Facilities shall include a roll-up of $55 million of Pre-Petition Credit Obligations (the “Roll-Up Facility”) owing to Pre-Petition Lenders on a pro rata basis. The Roll-Up Facility shall be junior to the DIP Revolving Facility and DIP LC Facility as provided in the Application of Proceeds section of this Term Sheet. Except as otherwise provided herein, the Roll-Up Facility shall have the same terms and conditions applicable to the DIP Revolving Facility and the DIP LC Facility.

As used herein, “Roll-Up Obligations” means the loans and other obligations under the Roll-Up Facility. As used herein, “Roll-Up Lenders” shall mean the holders of claims in respect of Roll-Up Obligations and “DIP Lenders” shall refer to the Roll-Up Lenders, the DIP Revolving Lender and the DIP LC Lenders collectively.

LETTERS OF CREDIT	Letters of Credit issued and outstanding under the Pre-Petition Credit Facilities, upon entry of the Interim Order (as defined below) shall be deemed to have been issued under the DIP LC Facility (such Letters of Credit, the “Assumed Letters of Credit”). Royal Bank of Canada shall issue Letters of Credit under the DIP LC Facility, provided that the aggregate amount of all such Letters of Credit outstanding at any time may not to exceed $13.2 million, inclusive of the amount of the Assumed Letters of Credit. The face amount of any such Letters of Credit and any other Letters of Credit issued during the term of the DIP Facilities shall reduce availability under the DIP LC Facility on a dollar-for-dollar basis. Each DIP LC Lender will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit. Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans under the DIP LC Facility) on the next business day (with such day being determined from the business day on which the Borrower is given notice of any drawing prior to 3:00 p.m. New York City time).

AVAILABILITY AND USE OF DIP PROCEEDS:

Upon entry of the Interim Order (i) with respect to the DIP Revolving Facility, the Debtors shall be entitled to borrow an amount not to exceed $5 million and with respect to the DIP LC Facility, the Assumed Letters of Credit shall be issued, the proceeds of which disbursement shall be deposited in the Controlled Account (as defined herein) to fund the Cases and the business of the Debtors, subject to and in accordance with the Budget, the Interim Order and a final order in form and substance substantially identical to the Interim Order and with such changes that (x) are consistent with the Interim Order and (y) are reasonably satisfactory to the Administrative Agent authorizing the transactions contemplated by this Term Sheet (the “Final Order”), and (ii) with respect to the Roll-Up Facility, $55 million shall be deemed to be advanced to the Debtors by the Roll-Up Lenders upon entry of the Interim Order or the Final Order, as applicable, for the purpose of repaying an equivalent amount of Pre-Petition Credit Obligations of such Roll-Up Lenders (other than the L/C Obligations under and as defined in the Pre-Petition Credit Agreement).

Upon entry of the Final Order, the remainder of the DIP Revolving Facility shall be available for additional draws as set forth herein under “Conditions to Subsequent Draw.”

CONTROL ACCOUNT:	All proceeds of the DIP Revolving Facility shall be wired directly to a deposit account of the Borrower’s subject to a “springing” control agreement in favor of the Administrative Agent (the “Controlled Account”).

CLOSING DATE:	Closing to occur upon satisfaction or waiver by the Administrative Agent of the conditions specified below under “Conditions to Closing Date” (“Closing Date”).

TERM:

The term of the DIP Facilities shall be that period commencing on the Closing Date and ending on the earliest of (such ending date, the “Commitment Termination Date”): (a) 120 days following the Petition Date (the “Scheduled Maturity Date”), (b) the effective date of any plan of reorganization for the Debtors; (c) the occurrence of any Termination Declaration Date (to be defined in the DIP Credit Agreement as the date on which the DIP Obligations shall have been accelerated following the occurrence and continuance of an Event of Default); and (d) the date on which (x) the DIP Revolver Obligations shall have been indefeasibly repaid and the DIP LC Obligations in respect of Letters of Credit issued or assumed under the DIP LC Facility shall have been cash collateralized or supported by back-to-back letters of credit (or, if RBC is a lender thereunder, deemed issued under the exit revolver financing upon the closing thereof), in each case, in an manner reasonably acceptable to the issuing lender) and all commitments thereunder shall have been terminated and (y) all Roll-Up Obligations shall have been indefeasibly paid in full in cash.

All amounts outstanding under the DIP Facilities shall automatically be due and payable in full in cash on the Commitment Termination Date.

BUDGET AND VARIANCE REPORTS:

On or prior to the Closing Date the Borrower shall provide to the Administrative Agent for distribution to the DIP Lenders, a Budget setting forth projected weekly cash flows on a line-item basis, in form and substance reasonably satisfactory to the Administrative Agent.

As used herein, the term “Budget” means (a) the initial 13-week cash flow budget, in form and substance reasonably satisfactory to Administrative Agent, setting forth, on a line-item basis, (i) projected cash receipts, (ii) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses under the Cases, capital expenditures, asset sales and fees and expenses of Administrative Agent and Pre-Petition Agent (including counsel, financial advisors and other professionals therefor) and any other fees and expenses relating to the DIP Facility) and (iii) the unused availability under the DIP Facility and unrestricted cash on hand and (b) such updated “rolling” 13-week cash flow budgets in form and substance reasonably satisfactory to Administrative Agent, provided on a bi-weekly basis to Administrative Agent for distribution to the DIP Lenders to supplement and replace the Budget then in effect.

Starting on the second full week after the Petition Date, by the close of business on Thursday of each week during the term of the DIP

Facilities, the Borrower shall provide to the Administrative Agent, for distribution to the DIP Lenders, a variance report, certified by the chief financial officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, comparing actual cash flows by line item on a cumulative basis from the Petition Date through the end of the prior week to the amounts for the same period set forth in the Budget, with a reasonably detailed explanation of the significant variances.

The DIP Loan Documents shall provide for a Budget variance covenant that, as of the end of any week, as reported in that week’s variance report (the first such report to be delivered on the Thursday of the second full week after the Petition Date and covering the period from the Petition Date through the close of business on the Friday of the first full week after the Petition Date), cumulative actual cash flow before professional fees and debt service must exceed an amount equal to the cumulative budgeted cash flow before bankruptcy professional fees and debt service at the end of such week, minus $5 million.

Borrowings under the DIP Revolving Facility may not exceed $5 million until the earlier of when Borrower commences variance reporting as set forth in this section or the Final Order has been entered.

INTEREST RATE:

All amounts outstanding under the DIP Facilities will bear interest, at the Borrower’s option, as follows:

(a) with respect to loans made under the DIP Revolving Facility:

i.       at the Base Rate plus 5.25% per annum; or

ii.      at the reserve adjusted Eurocurrency Rate plus 6.25% per annum; and

(b) with respect to loans made under the Roll-Up Facility:

i.       at the Base Rate plus 6.25% per annum; or

ii.      at the reserve adjusted Eurocurrency Rate plus 7.25% per annum.

Any outstanding principal of loans made to repay reimbursement obligations under the DIP LC Facility will bear interest (x) at the Base Rate plus 5.25% per annum or (y) at the reserve adjusted Eurocurrency Rate plus 6.25% per annum.

As used herein, the terms “Base Rate” and “Eurocurrency Rate” will have meanings assigned to such terms in the Pre-Petition Credit Agreement and shall include a Eurocurrency Rate floor of 1.50% and a corresponding Base Rate floor. After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding under the DIP Revolving Facility or the DIP LC Facility will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum and will be payable on demand.

Interest on the DIP Facilities shall be paid in cash, monthly in arrears.

FEES:

The fees payable to the DIP Lenders and the Issuing Bank shall be as follows:

“Upfront Facility Fee/OID” equal to 2.00% of the DIP Revolving Facility.

“Undrawn Commitment Fee” equal to 1.00% per annum times the daily average undrawn portion of the DIP Revolving Facility and the available portion of the DIP LC Facility.

“Letter of Credit Fees” equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurocurrency Rate made under the DIP Revolving Facility times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit. In addition, a fronting fee equal to the greater of (i) $500 and (ii) 0.25% per annum of the maximum amount available to be drawn under the applicable Letter of Credit will be payable to such issuer, as well as certain customary fees assessed thereby.

All fees will be calculated using a 360-day year and actual days elapsed. All fees shall be non-refundable once paid.

SECURITY AND PRIORITY:	Subject only to the Carve-Out and any valid, enforceable, perfected and non-avoidable security interests in existence as of the date of filing the Cases (the “Petition Date”) that are senior to the Pre-Petition First Priority Liens (after giving effect to any applicable intercreditor or subordination agreement) and if not permitted by Section 7.01 of the Pre-Petition Credit Agreement, acceptable to the Administrative Agent (the “Pre-Petition Permitted Encumbrances”), to secure all DIP Obligations, the Administrative Agent, on behalf of itself and the DIP Lenders, will receive, pursuant to Section 364(c)(2), Section 364(c)(3) and Section 364(d) of the Bankruptcy Code, through the DIP Loan Documents, Interim Order and Final Order, a fully perfected, first priority security interest (the “DIP Liens”) in the DIP Collateral (as defined in the DIP Loan Documents and subject to customary exclusions, including that pledges of shares in foreign subsidiaries shall be limited to 65% of the voting shares and 100% of the non-voting shares of first tier foreign subsidiaries). Pursuant to Section 364(d) of the Bankruptcy Code, the DIP Liens shall have priority, subject to the Carve-Out, over (i) any and all liens and security interests securing the Pre-Petition Credit Obligations and (ii) any and all other pre-petition and post-petition liens and security interests of any creditor other than the Pre-Petition Permitted Encumbrances and such other customary and other post-petition liens to be agreed.

The DIP Obligations will also have superpriority administrative claim status pursuant to Section 364(c)(1) of the Bankruptcy Code, with priority over any and all other costs and expenses of administration of any kind, including those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, subject only to the Carve-Out (the “DIP Claims”). Subject to the entry of the Final Order, the DIP Claims and the adequate protection claims described below shall be payable from, and have recourse to, any avoidance action proceeds. DIP Claims in respect of the DIP Revolver and LC Obligations shall be senior to DIP Claims in respect of the Roll-Up Obligations pursuant to the Application of Proceeds section of this Term Sheet.

CARVE-OUT:

“Carve-Out” shall mean: (i) the amount of fees, costs and disbursements of the Borrower’s retained professionals (the “Debtor Professional Fees”) incurred (whether or not invoiced) before the delivery of a Carve-Out Trigger Notice that are ultimately allowed by final order of the Bankruptcy Court (whether such Debtor Professional Fees are allowed before or after the delivery of a Carve-Out Trigger Notice), (ii) the amount of expenditures for fees, costs and disbursements of professionals retained by the statutory committee of unsecured creditors appointed in the Cases (the “Committee,” and such expenditures and disbursements, the “Committee Professional Fees”) incurred (whether or not invoiced) before the delivery of a Carve-Out Trigger Notice that are ultimately allowed by final order of the Bankruptcy Court (whether such Committee Professional Fees are allowed before or after the delivery of a Carve-Out Trigger Notice), (iii) all allowed and unpaid Debtor Professional Fees and Committee Professional Fees that are incurred from and after the delivery of a Carve-Out Trigger Notice in an aggregate amount not in excess of $6.5 million, and (iv) the payment of fees pursuant to 28 U.S.C. § 1930(a). The figures set forth in clause (iii) in the preceding sentence are collectively referred to herein as the “Carve-Out Cap”.

The term “Carve-Out Trigger Notice” shall mean a written notice delivered by the Administrative Agent to the Borrower’s lead counsel, the U.S. Trustee, Stroock & Stroock & Lavan LLP, Kirkland & Ellis LLP and lead counsel to any Committee which notice may be delivered following the acceleration of the DIP Facilities after the occurrence and during the continuation of an Event of Default (as defined herein) under the DIP Loan Documents.

ADEQUATE PROTECTION PAYMENTS AND LIENS	As adequate protection for the diminution in the post-petition value of Pre-Petition Agent’s and the Pre-Petition Lenders’ pre-petition interests in the pre-petition assets of the Debtors, the Pre-Petition Agent and the Pre-Petition Lenders will receive (i) replacement liens on all assets of the Debtors (subject to customary exclusions, including that pledges of shares in foreign subsidiaries shall be limited to 65% of the voting shares and 100% of the non-voting shares of first tier foreign subsidiaries), which shall be subject only to the DIP Liens, the Carve-Out and the Pre-Petition Permitted Encumbrances (the “Senior Adequate Protection Liens”), (ii) a superpriority administrative expense claim pursuant to Section 507(b) of the Bankruptcy Code that is subject only to payment of the Carve-Out and to the DIP Claims (the “Senior Claims”), (iii) current cash payment of interest due under the Pre-Petition Credit Agreement at the non-default rate monthly in arrears, subject to the next paragraphs, and (iv) current cash payment of fees (including the Letter of Credit fees) and expenses due from time to time under the Pre-Petition Credit Agreement, including, without limitation, the reimbursement of reasonable fees and expenses of counsel, financial advisors and other professionals of Pre-Petition Agent, without regard to the amounts set forth with respect thereto in the Budget.

The Pre-Petition Agent expressly reserves the right to seek additional or alternative adequate protection on behalf of itself and the Pre-Petition Lenders. The Borrower reserves the right to oppose any such request.

As adequate protection for the diminution in the post-petition value of the Second Lien Agent’s and the Second Lien Lenders’ pre-petition interests in the pre-petition assets of the Debtors, the Second Lien Agent and the Second Lien Lenders will receive (i) replacement liens on all assets of the Debtors (subject to customary exclusions, including that pledges of shares in foreign subsidiaries shall be limited to 65% of the voting shares and 100% of the non-voting shares of first tier foreign subsidiaries), which shall be subject only to the DIP Liens, the Carve-Out and the Senior Adequate Protection Liens, (ii) a superpriority administrative expense claim pursuant to Section 507(b) of the Bankruptcy Code that is subject only to payment of the Carve-Out, the DIP Claims and the Senior Claims, (iii) solely to the extent paid from Second Lien Segregated Account Funds (as defined in the Intercreditor Agreement) current cash payment of costs, fees and expenses due from time to time under the Second Lien Credit Agreement, including, without limitation, the reimbursement of reasonable fees and expenses of counsel, financial advisors and other professionals of the Second Lien Agent and the Second Lien Lenders, without regard to the amounts set forth with respect thereto in the Budget and (iv) interest at the non-default contract rate on outstanding obligations to the extent capitalized and added to the principal balance outstanding.

APPLICATION OF PROCEEDS	Upon the occurrence of the Termination Declaration Date, and at all times upon receipt of payments in connection with a sale or disposition of Collateral outside the ordinary course of business, first, to permanently reduce the DIP Revolver Obligations and all other obligations owing to the Administrative Agent and/or the DIP Revolving Lenders until paid in full in cash and thereafter, reduce the DIP LC Obligations and all other obligations owing to RBC as issuing lender and/or the DIP LC Lenders by cash collateralizing (to the extent not backed to backed or and/or canceled) all outstanding Letters of Credit issued or deemed issued under the DIP Loan Documents in accordance with the DIP Loan Documents and the Interim Order or Final Order, as applicable, second, to permanently reduce the Roll-Up Obligations until paid in full in cash (except to the extent otherwise agreed by the holders of claims in respect of Roll-Up Obligations representing a majority of such holders in number and holding at least two-thirds in amount of such claims), third, to permanently reduce the Pre-Petition Credit Obligations until paid in full in cash and, fourth, to permanently reduce the Second Lien Credit Obligations until paid in full in cash and, fifth, to the Debtors or as otherwise directed by an order of the Bankruptcy Court. Following the Termination Declaration Date and prior to application of proceeds in the immediately preceding sentence funds sufficient to fund the outstanding professional fees and expenses benefitting from the Carve-Out (other than the Carve-Out Cap), plus an amount equal to the unused portion of the Carve-Out Cap, shall first be wired to the Debtors. The Debtors shall hold these funds in an interest-bearing account in trust for the benefit of parties claiming under the Carve-Out, and upon satisfaction of all such claims any remaining funds shall be returned to the Administrative Agent for application in accordance with the above.

DIP LOAN DOCUMENTS:	The credit agreement governing the DIP Facilities (the “DIP Credit Agreement”) and the other documentation with respect to the DIP Facilities, including the Interim Order and the Final Order (collectively, the “DIP Loan Documents”) will be consistent with this Term Sheet and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Debtors. All orders of the Bankruptcy Court approving or authorizing the DIP Facilities, and all motions relating thereto, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Debtors.

FINANCIAL REPORTING:	The DIP Loan Documents will require the Borrower to provide to the Administrative Agent, for distribution to the DIP Lenders, among other things, (a) as a condition to closing of the DIP Facilities and on the schedule as set forth herein in the section titled “Budget and Variance Reports,” a Budget, (b) on Thursday of each week, as set forth herein in the section titled “Budget and Variance Reports,” a variance report and (c) within 30 days after the end of each month, internally prepared financial statements prepared on a consolidated basis consisting of an income statement, balance sheet and EBITDA reconciliation on a monthly basis.

REPRESENTATIONS, WARRANTIES, AND COVENANTS:	Representations and warranties, and affirmative and negative covenants to be based on the Pre-Petition Credit Agreement, with such changes and additions customary for debtor-in-possession financings of this kind, including a negative covenant prohibiting the Debtors from selling (other than customary sales in the ordinary course of business and other exceptions to be agreed) any collateral of the Administrative Agent and the DIP Lenders, without the express written consent of the Required Lenders, unless such sale shall satisfy the DIP Obligations in full. The DIP Loan Documents will not contain financial maintenance covenants.

EVENTS OF DEFAULT:

Events of default (each, an “Event of Default”) usual and customary for debtor-in-possession financings of this kind or as are otherwise reasonably required by the Administrative Agent or the Required Lenders in the context of the proposed transaction, including, but not limited to:

•         Failure to have entered by the Bankruptcy Court, on or before on or before the date that is 45 days after the Petition Date, the Final Order.

•         Failure to have entered by the Bankruptcy Court, on or before on or before the date that is 60 days after the Petition Date, an order, in form and substance reasonably acceptable to the Administrative Agent, (i) approving the Debtors’ disclosure statement as containing “adequate information” under section 1125 of the Bankruptcy Code and (ii) confirming the Pre-Packaged Plan of Reorganization and the transactions contemplated therein under section 1129 of the Bankruptcy Code.

•         Failure to have entered by the Bankruptcy Court, on or before the date that is 60 days after the Petition Date, an order, in form and substance reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), authorizing the Debtors to enter into an equity commitment letter (the “Equity Commitment Letter”) with the Backstop Parties pursuant to which such Backstop Parties commit to make an equity investment in the Debtors and otherwise support the Pre-Packaged Plan of Reorganization, on the terms and conditions set forth in the Equity Commitment Letter.

•         Failure of each of the Restructuring Support Agreement and the Backstop Agreement to remain in full force and effect.

•         Failure to cause the “Effective Date” of the Pre-Packaged Plan of Reorganization to occur on or before the date that is 75 days after the Petition Date.

•         Failure of the Interim Order, or upon entry thereof, the Final Order to remain in full force and effect or any stay, reversal or vacatur, or, without the prior written consent of the Administrative Agent and the Required Lenders, any amendment or modification to the Interim Order or Final Order, as applicable, that is adverse to the rights or interests of any or all of the Arranger, Administrative Agent, the DIP Lenders, the Pre-Petition Agent or the Pre-Petition Lenders (as determined in good faith by the Administrative Agent).

REMEDIES:	Customary for debtor-in-possession financings of this kind and as otherwise reasonably required by the Administrative Agent or the Required Lenders in the context of the proposed transaction.

REQUIRED LENDERS:	Except as otherwise provided herein, amendments and waivers of the DIP Loan Documents will require the approval of DIP Revolving Lenders and the DIP LC Lenders holding a majority of the revolving loans and undrawn commitments under the DIP Revolving Facility and the DIP LC Facility (the “Required Lenders”), provided that (a) any amendment or waiver that would have the effect of extending the Scheduled Maturity Date or modifying the Application of Proceeds provisions described herein in a manner that adversely affects a DIP Lender will require the approval of each such DIP Lender adversely affected thereby, (b) with respect to matters relating to the interest rates and maturity (and, in each case, related defined terms), consent of each DIP Lender directly and adversely affected thereby shall be required, (c) with respect to the release of all or substantially all of the Collateral, the consent of each DIP Revolving Lender, each DIP LC Lender and the holders of a majority of the Roll-Up Obligations shall be required and (d) any amendment or waiver that applies solely to the terms of the Roll-Up Facility or that is prejudicial to the interests of the Roll-Up Lenders to a greater extent than the DIP Revolving Lenders and DIP LC Lenders shall require the consent of the holders of a majority of the Roll-Up Obligations.

CONDITIONS TO INITIAL DRAW:	The Closing Date shall occur upon satisfaction or waiver of conditions precedent customary for debtor-in-possession financings of this kind or as otherwise reasonably required by the Administrative Agent and the Required Lenders in the context of the proposed transaction, including, without limitation, those set forth on Exhibit B.

CONDITIONS TO SUBSEQUENT DRAWS

No continuing post-petition default or Event of Default under the DIP Facilities shall exist or be continuing.

Representations and warranties shall be true and correct in all material respects at the date of such extension of credit except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date.

Receipt of notice of borrowing from Borrower, together with customary certifications by an officer of Borrower, at least 5 business days prior to the requested draw date.

The Interim Order or the Final Order, as the case may be, shall be in full force and effect and shall not have been reversed, modified, stayed or amended in a manner adverse to the DIP Lenders (as determined in good faith by the Administrative Agent) unless such reversal, modification, stay or amendment is acceptable to Administrative Agent and the Required Lenders.

INDEMNIFICATION:	Customary for debtor-in-possession financings of this kind and as otherwise required by the Administrative Agent or the Required Lenders in the context of the proposed transaction.

GOVERNING LAW:	New York.

COUNSEL TO THE ADMINISTRATIVE AGENT:	Latham & Watkins LLP.

EXPENSES:	Reasonable, documented legal fees and financial advisory fees and expenses, and other reasonable, documented out of pocket expenses of the Administrative Agent in connection with the Cases, the DIP Facilities, the DIP Loan Documents, and all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent and the DIP Lenders (including reasonable and documented attorneys’ fees of one counsel and such local counsel as may be reasonably required by the Administrative Agent, in each case, for the Administrative Agent and the DIP Lenders taken as a whole) in connection with the enforcement of remedies under the DIP Facilities to be reimbursed on a current basis by the Debtors from the proceeds of loans advanced under the DIP Facilities or cash on hand. For avoidance of doubt, all fees and expenses in the immediately preceding sentence shall be reimbursed without regard to the amounts set forth in the Budget with respect thereto; provided, that, to the extent the amounts of such fees and expenses exceed the amounts set forth therefor in the Budget, the Budget shall be automatically increased to incorporate such additional amounts.

EXHIBIT B TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part. The availability of the DIP Facilities is conditioned upon satisfaction of, among other things, the conditions precedent summarized below.

(a)	Bankruptcy Related Matters.

(i)	No pleading or application seeking certain relief adversely affecting the provision of the DIP Facilities (other than on the terms set forth herein and to be set forth more fully in the DIP Loan Documents) shall have been filed in the Bankruptcy Court by any Debtor.

(ii)	Except as otherwise acceptable to the Administrative Agent and the Required Lenders, no litigation shall have been commenced by any Debtor which challenges the DIP Obligations or the Pre-Petition Credit Obligations.

(iii)	The Budget shall have been received and approved by the Administrative Agent (such approval not to be unreasonably withheld).

(iv)	The Cases shall have been commenced in the Bankruptcy Court and all of the first day pleadings shall be in form and substance consistent with the terms of DIP Facilities, the DIP Loan Documents and the Interim Order, shall not contain, without the written consent of the Arranger, any terms materially adverse to the rights or interests of any or all of the Arranger, Administrative Agent, the DIP Lenders, the Pre-Petition Agent or the Pre-Petition Lenders (as determined in good faith by the Arranger) and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(v)	The Interim Order shall have been filed within five days after the commencement of the Cases.

(b)	Commitment and Fee Letters. The Company shall have complied with all of its obligations under and agreements in the Commitment Letter and the Fee Letter (including the payment of all fees and out of pocket expenses required to be paid on the Closing Date pursuant to the Fee Letter).

(c)	Lien and Judgment Searches. The Arranger shall have received the results of recent lien and judgment searches with respect to the Debtors, and such searches shall not reveal any liens or judgments other than liens and judgments permitted by the DIP Loan Documents or liens and judgments to be discharged substantially concurrently with the closing of the DIP Facilities pursuant to documentation satisfactory to the Arranger.

(d)	Customary Closing Conditions: The Commitment Parties shall be reasonably satisfied that each Credit Party has complied with the following customary closing conditions:

(i) the delivery of customary legal opinions, corporate records and documents from public officials and officer’s certificates; (ii) delivery of evidence of authority; (iii) execution of the DIP Loan Documents in a form consistent with the Commitment Letter and Term Sheet, which shall be in full force and effect; and (iv) creation and perfection of liens securing the DIP Facilities (subject to the limitations on perfection of liens expressly set forth in the Commitment Letter customary for cases like these). Each Lender shall have received at least five days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

B-2